UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2016

ALIMERA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34703	20-0028718
(Commission File No.)	(IRS Employer Identification No.)

6120 Windward Parkway
Suite 290
Alpharetta, Georgia 30005
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Definitive Material Agreement.

As previously disclosed, on April 24, 2014, Alimera Sciences Limited (“Limited”), a subsidiary of Alimera Sciences, Inc. (the “Company”), entered into a Loan and Security Agreement with the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lender”) and Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.), a Maryland corporation, in its capacity as administrative agent for itself and the Lender (the “Agent”) pursuant to which the Company obtained an aggregate principal amount of $35 million (the “Term Loan”). Also, as previously disclosed, on November 2, 2015, Limited entered into a First Amendment to the Loan Agreement (the “2015 Loan Amendment”) with the Lender and agent, which amended certain terms of the Loan and Security Agreement. On March 14, 2016, Limited entered into a Second Amendment to the Loan Agreement (the “2016 Loan Amendment”) with the Lender and agent, which further amended certain terms of the amended Loan and Security Agreement.

2016 Loan Amendment

In connection with the 2015 Loan Amendment, Limited agreed to covenants regarding certain revenue thresholds and liquidity for the Company. The occurrence of a default of either of these covenants could result in the acceleration of Limited’s obligations under the Loan and Security Agreement and an increase to the applicable interest rate, and would permit the Lender to exercise remedies with respect to the collateral under the Loan and Security Agreement, including declaring the entire Term Loan due and payable.

The 2016 Loan Amendment waives the revenue threshold requirement for the months of January, February, March and April 2016 and amends the revenue threshold requirement prospectively so that beginning May 31, 2016, the revenue threshold will be measured based on revenues in the three preceding months as compared to the amount projected by the Company. In addition, the 2016 Loan Amendment increases the liquidity covenant, so that Limited and the Company must keep at least $25 million in liquidity, consisting of accounts receivables from customers in the United States and cash, with at least a minimum of $17.5 million held in cash in bank accounts that are subject to an account control agreement in favor of Lender or that are subject to a first lien perfected security interest in favor of Lender. Further, in any month in which Limited and the Company have $25 million in cash in such bank accounts, the revenue threshold requirement will be waived. Upon execution of the 2016 Loan Amendment, Limited paid to the Lender an amendment fee of $350,000 and agreed to increase the end of term charge to $1,400,000 from $1,050,000, which amount will be paid if Limited prepays the Term Loan or on the date that the Term Loan becomes due and payable. Except as set forth above, all other material terms of Loan and Security Agreement, as previously amended, are unchanged under the 2016 Loan Amendment, including the rights and remedies of the Lender, and interest, fees, payments and payment terms.

Amendment to Warrant Agreement

In connection with 2015 Loan Amendment, the Company entered into an amended warrant agreement with Hercules Technology II, L.P. (the “Warrantholder), to purchase up to 660,377 shares of the Company’s common stock at an exercise price of $2.65 per share (the “Warrant”). In connection with the 2016 Loan Amendment, the Company agreed to amend the terms of the Warrant (the “Warrant Amendment”) by increasing the number of shares that may be purchased by the Warrantholder to 862,069 shares and reducing the exercise price to $2.03 per share.
Copies of the 2016 Loan Amendment and the Warrant Amendment will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016. The foregoing description of the terms of the 2016 Loan Amendment and Warrant Amendment is qualified in its entirety by reference to the full text of such exhibits.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet         Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, promulgated thereunder in connection with the issuance of the Amended Warrant. The Amended Warrant and the shares of common stock issuable under the Amended Warrant, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements.

The other information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: March 14, 2016	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Financial Officer